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                                                                       EXHIBIT 5



                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                ATTORNEYS AT LAW

AUSTIN             A REGISTERED LIMITED LIABILITY PARTNERSHIP
BRUSSELS               INCLUDING PROFESSIONAL CORPORATIONS
HOUSTON
MOSCOW                         1700 PACIFIC AVENUE
NEW YORK                           SUITE 4100
PHILADELPHIA                DALLAS, TEXAS  75201-4675
SAN ANTONIO                      (214) 969-2800
                               FAX (214) 969-4343


                  WRITER'S DIRECT DIAL NUMBER  (214) 969 - 2800



                                January 13, 1997




Heftel Broadcasting Corporation
6767 West Tropicana Avenue, Suite 102
Las Vegas, NV 89103

Gentlemen:

       We have acted as legal counsel to Heftel Broadcasting Corporation, a Delaware corporation ("Heftel") in connection with the proposed merger between Heftel Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of Heftel ("Heftel Sub"), and Tichenor Media System, Inc., a Texas corporation ("Tichenor"), whereby the Company will issue up to 5,559,464 shares of Class A Common Stock, par value $.001 per share ("Heftel Class A Common Stock") of Heftel to the holders of common stock, junior preferred stock and a warrant of Tichenor in accordance with an Amended and Restated Agreement and Plan of Merger dated October 10, 1996, by and between Clear Channel Communications, Inc. ("Clear Channel") and Tichenor, which Amended and Restated Agreement and Plan of Merger has been assigned to Heftel by Clear Channel pursuant to an Assignment Agreement dated October 10, 1996 by Heftel and Heftel Sub (as so assigned, the "Merger Agreement"). The Merger Agreement contemplates that prior to the Merger, Heftel shall amend and restate its existing Restated Certificate of Incorporation to read as set forth in Exhibit 1.1(A) to the Merger Agreement (the "Charter Amendment").

       We have, as counsel, to Heftel, examined originals or photostatic, certified or conformed copies of all such agreements, documents, instruments, corporate records, certificates of public officials, public records and certificates of officers of Heftel as we have deemed necessary, relevant or appropriate to enable us to render the opinions stated below. In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of Heftel.
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Heftel Broadcasting Corporation
January 13, 1997
Page 2


       Based upon such examination and representations, we advise you that, subject to approval by a majority of the stockholders of Heftel of the Charter Amendment and the filing of the Charter Amendment with the Secretary of State of Delaware pursuant to the Delaware General Corporation Law, in our opinion:

       1. The shares of Heftel Class A Common Stock which are to be issued to the shareholders of Tichenor, as contemplated by the Merger Agreement will have been duly and validly authorized by Heftel.

       2. The shares of Heftel Class A Common Stock which are to be issued and delivered by Heftel to Tichenor shareholders and warrantholders pursuant to the Merger will, upon consummation of the Merger, be validly issued, fully paid and non-assessable.

       We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus contained therein.


                                   Sincerely,


                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.